SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET CORPORATE LOAN FUND INC.

(Name of Registrant as Specified in Its Charter)

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Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend Stockholders Vote

“FOR” Western Asset Corporate Loan Fund’s Director Nominees

Western Asset Corporate Loan Fund Urges Stockholders to Protect the Value of Their Investment by

Voting “FOR” the Fund’s Director Nominees on the WHITE Proxy Card

NEW YORK – March 9, 2020 – Western Asset Corporate Loan Fund Inc. (NYSE: TLI) (“the Fund”) today announced that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two of the leading independent proxy advisory firms, recommend that stockholders vote “FOR” the Fund’s highly-qualified and experienced director nominees – Nisha Kumar, Eileen A. Kamerick, and Daniel P. Cronin – on the WHITE Proxy Card in connection with the Annual Meeting of Stockholders scheduled for 9:00 a.m. Eastern Time on March 20, 2020.

In their reports dated March 6, 2020 and March 4, 2020, respectively, ISS and Glass Lewis noted1:

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“…the fund outperformed both comparator groups over a one-year period and was more or less in line relative to peers over three- and five-year periods ending on the unaffected date of Dec. 20, 2019, prior to Bulldog’s public disclosures.” ISS report dated March 6, 2020

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“…we believe investors must necessarily consider the remainder of TLI’s performance framework, particularly given recent and clear efforts by the board to rebalance the portfolio, improve overall returns and reduce expenses. Here, we consider Bulldog’s case suffers rather deeply.” Glass Lewis report dated March 4, 2020

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Regarding Bulldog’s nominees, “given the direct affiliation of these individuals with Bulldog, we expect their service would principally be focused on directly advancing the Dissident’s perspectives, which typically involve significant share buybacks, liquidations or a potential open-ending of a given fund.” Glass Lewis report dated March 4, 2020

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“On the foregoing bases, we see no substantive cause for investors to support Bulldog’s nomination of two alternative directors. The determination is rendered even more decisively, in our view, given that Bulldog does not appear to have proposed its candidates alongside any alternative strategy.” Glass Lewis report dated March 4, 2020

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“…we consider the core case offered by Bulldog is largely in line with the Dissident’s standard approach, and is not, in our view, particularly persuasive. On that basis, we consider shareholders should voice support for incumbent board members Cronin, Kamerick and Kumar.” Glass Lewis report dated March 4, 2020

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“…Bulldog has not demonstrated that board level change is warranted at this time. As such, votes for all incumbent directors on the management (WHITE) card are warranted.” ISS report dated March 6, 2020

“The recommendations from ISS and Glass Lewis reinforce our belief that the Board has the right experience, skills and diversity to continue to act in the best interests of all stockholders,” said Jane E. Trust, Chairman, President and Chief Executive Officer of Western Asset Corporate Loan Fund. “We are pleased that ISS and Glass Lewis agree that the Board is taking the right steps to continue to improve our portfolio and build on our track record of delivering strong total returns and consistent distributions to stockholders.”

The Western Asset Corporate Loan Fund Board has a proven track record of working with the Fund’s investment advisor to achieve its objectives, including:

1 Permission to use quotations neither sought nor obtained.

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Delivering total returns[2] greater than the Fund’s key benchmark[3] averages over key timeframes, including delivering total returns of 18.82% vs. 8.70% on a 1-year basis and 5.53% vs. 4.73% on a 5-year basis;

●	Increasing dividends by 18.9% in 2019;
●	Raising the Fund’s distribution yield from 6.41%[4] to 7.63%[4] in 2019; and
●	Reducing the discount between the Fund’s net asset value and market price by almost 41% since the start of 2019.

The Board encourages stockholders to follow the recommendations from ISS and Glass Lewis by voting on the WHITE Proxy Card today “FOR” Nisha Kumar, Eileen A. Kamerick, and Daniel P. Cronin and “AGAINST” Bulldog’s Non-Binding Bylaws Amendment Proposal.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Stockholders Call Toll-Free: (877) 750-8198

Banks and Brokers Call: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE Proxy Card.

About Western Asset Corporate Loan Fund Inc.

Western Asset Corporate Loan Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc.

For more information about the Fund, please call 1-88-777-0102 or consult the Fund’s web site at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

Forward Looking Statement

2 Returns based on market price for the period ending December 31, 2019.

3 The S&P/LSTA Performing Loan Index is a sub-index of the S&P/LSTA Leveraged Loan Index (LLI) and it is all loans excluding those in payment default. The S&P/LSTA Leveraged Loan Index tracks the current outstanding balance and spread over LIBOR for fully funded term loans. The facilities included represent a broad cross section of leveraged loans syndicated in the U.S., including dollar denominated loans to overseas issuers. The market value return component of the Index is based on secondary market pricing received from dealers.

4 Based on market price for the period ending December 31, 2019.

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

Western Asset Corporate Loan Fund

877-750-8198

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-355-4449